Exhibit 4.13

Schedule

Setting Forth Information on

Ten Additional and Substantially Identical Mortgages

(Except as set forth below, documents are substantially identical to the document included as Exhibit 4.12 of this filing, except for immaterial variations)

Location	Title of Document	Principal Sum of Note
Greensboro, North Carolina	Deed of Trust, Security Agreement and Fixture Filing	$4,875,000.00
Lubbock, Texas	Deed of Trust, Security Agreement and Fixture Filing	$2,500,000.00
Clearwater/St. Petersburg, Florida	Mortgage and Security Agreement	$3,540,000.00
Irvine, California	Deed of Trust, Security Agreement and Fixture Filing	$12,750,000.00
Arcadia, California	Deed of Trust, Security Agreement and Fixture Filing	$14,850,000.00
Chicago-Deerfield, Illinois	Mortgage and Security Agreement	$8,100,000.00
Pensacola, Florida	Mortgage and Security Agreement	$3,540,000.00
Boca Raton, Florida	Mortgage and Security Agreement	$3,750,000.00
Columbia/Spartanburg, South Carolina	Mortgage and Security Agreement	$4,380,000.00
Philadelphia/Berwyn, Pennsylvania	Open-End Mortgage and Security Agreement	$5,979,000.00